NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES CLOSING ON MORTGAGE LOAN

NEW YORK, NEW YORK (January 5, 2015) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced that a subsidiary of its real estate business, Griffin Land, LLC, closed on a $21.6 million nonrecourse mortgage loan (the “Mortgage Loan”) with First Niagara Bank (“First Niagara”). The Mortgage Loan is collateralized by two industrial buildings aggregating approximately 531,000 square feet in the Lehigh Valley of Pennsylvania. These two facilities, developed by Griffin Land on a parcel of undeveloped land acquired in 2010, are the Lehigh Valley Tradeport. One of the Lehigh Valley Tradeport buildings had a nonrecourse mortgage loan with First Niagara with a balance of approximately $8.9 million that was refinanced into the Mortgage Loan. The Mortgage Loan has a variable interest rate, but Griffin Land has entered into an interest rate swap agreement with First Niagara Bank, that combined with an existing interest rate swap agreement, will fix the rate of the Mortgage Loan at 4.43% over the Mortgage Loan’s ten-year term. Payments on the Mortgage Loan are based on a twenty-five year amortization period.

At closing, Griffin Land received cash proceeds (before financing costs) of approximately $10.9 million from the Mortgage Loan. The cash proceeds are net of the current principal of the refinanced loan and $1.85 million to be advanced when, and if, a portion of the vacant space in the more recently developed Lehigh Valley Tradeport building is leased. A five-year lease for approximately 201,000 square feet of the approximately 303,000 square feet in that building was signed in the 2014 fourth quarter. The other Lehigh Valley Tradeport warehouse building is fully leased. Griffin expects to use the proceeds from the Mortgage Loan to continue to grow its real estate business.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These forward looking statements include the statement concerning additional mortgage proceeds to be received when, and if, a portion of the currently vacant space in one of the mortgaged buildings is leased. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2013. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.